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                                                                    EXHIBIT 99.2

                              AMENDMENT NUMBER ONE
                                     TO THE
                ROCK-TENN COMPANY 1993 EMPLOYEE STOCK OPTION PLAN



                  The Rock-Tenn Company 1993 Employee Stock Option Plan is hereby amended effective December 3, 1998, subject to shareholder approval on January 28, 1999 as follows:

                                     ss. 1.

                  ss. 3, Shares Reserved Under Plan, hereby is amended to add 1,500,000 shares to the number of shares which remain available for grant under such section on December 2, 1998 by deleting the first sentence in such section and by inserting the following as the first sentence in such section:

                  "As of December 3, 1998, there shall be reserved for use under this Plan 1,500,000 shares of Stock plus the number of shares of Stock remaining for use under this Plan on December 2, 1998."

                                     ss. 2.

                  ss. 7.1 hereby is amended by deleting Section 7.1(2) at the end of the first sentence in such subsection and by substituting the following at the end of the first sentence in such subsection:

                           "(2) no Key Employee in any calendar year shall be
                  granted an Option to purchase more than 100,000 shares of Stock unless the Key Employee is an individual not previously employed by Rock-Tenn or an affiliate or a Subsidiary in which event such Key Employee may be granted an Option to purchase up to 300,000 shares of Stock in the calendar year he or she is first so employed to induce him or her to become an employee of Rock-Tenn."

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                                     ss. 3.

                  ss. 2.4 hereby is amended by substituting the term "non-employee director" for the term "disinterested person" in each place it appears in such subsection.

                                     ss. 4.

                  ss. 2.7 hereby is amended by deleting the existing text and inserting the following:

                           "[Reserved for future use.]"

                                     ss. 5.

                  ss. 4, Effective Date, hereby is amended by deleting the phrase "and such approval satisfies the requirements for shareholder approval under Rule 16b-3" at the end of the first sentence in such section.

                                     ss. 6.

                  ss. 13, Adjustment, hereby is amended by inserting after the phrase "under ss. 3 of this Plan," the phrase "the annual grant caps described in ss. 7 of this Plan," in the first sentence of such section.

                                     ss. 7.

                  ss. 16.3 hereby is amended by deleting the phrase ", and if the Employee is subject to the reporting requirements under Section 16 of the Exchange Act, any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3" at the end of the last sentence in such subsection.

                                          ROCK-TENN CORPORATION


                                          BY:
                                             -------------------------



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